Exhibit 99.1

For release: May 6, 2010

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports a 17.4% Increase in Net Income Available to Common Shareholders

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHCPR.A), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended March 31, 2010 of $8,239,000 compared to $7,016,000 for the quarter ended March 31, 2009, an increase of 17.4%.

Revenues for the three months ended March 31, 2010 totaled $172,037,000 compared to $164,689,000 for the same three months of 2009.  Net income was $.60 per common share basic for the quarter ended March 31, 2010 compared to $.53 per common share basic for the quarter ended March 31, 2009.

Highlights of the quarter include the opening of a new 120-bed skilled care and dementia center in Bluffton, South Carolina and a new 45-unit assisted living community in Mauldin, South Carolina.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 77 long-term health care centers with 9,892 beds.  NHC affiliates also operate 33 homecare programs, seven independent living centers and 16 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

NHC Reports First Quarter Earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31
Revenues:	2010	2009
Net patient revenues	$ 157,961	$ 153,067
Other revenues	14,076	11,622
Net revenues	172,037	164,689

Costs and Expenses:
Salaries, wages and benefits	96,076	90,726
Other operating	49,003	47,968
Rent	8,178	7,968
Depreciation and amortization	6,427	6,243
Interest	114	207
Total costs and expenses	159,798	153,112

Income Before Non-Operating Income	12,239	11,577
Non-Operating Income	4,575	3,980

Income Before Income Taxes	16,814	15,557
Income Tax Provision	(6,407)	(6,373)

Net Income	10,407	9,184

Dividends to Preferred Shareholders	(2,168)	(2,168)

Net income available to common shareholders	$ 8,239	$ 7,016

Earnings Per Common Share:
Basic	$ 0.60	$ 0.53
Diluted	$ 0.60	$ 0.53

Weighted average common shares outstanding
Basic	13,721,570	13,228,845
Diluted	13,725,201	13,254,437

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2010	2009
Cash and marketable securities	$ 224,176	$ 226,586
Current assets	302,411	300,652
Total assets	789,914	788,532
Current liabilities	203,101	212,485
Long-term obligations	33,139	32,633
Deferred lease credit	2,120	2,423
Deferred revenue	18,310	15,212
Stockholders' equity	533,244	525,779

NHC Reports First Quarter Earnings

Selected Operating Statistics

	Three Months Ended
	March 31
	2010	2009
Per Diems:
Medicare	$ 371.27	$ 381.25
Medicaid	155.40	150.12
Private Pay and Other	233.25	224.34

Patient Days:
Medicare	110,314	105,852
Medicaid	270,802	268,771
Private Pay and Other	165,082	167,935
	546,198	542,558

Average Per Diem	$ 222.53	$ 218.19